Exhibit 15.1

May 7, 2021

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have read Item 16 of Form 20-F dated May 7, 2021 of our former client Gafisa S.A. We agree with the statements made in the section related to changes in registrant’s certifying accountants insofar as they relate to our Firm.

Very truly yours,

/s/ BDO RCS Auditores Independentes SS